Exhibit 99.1

AAA ENERGY OPPORTUNITIES FUND LLC

Financial Statements
with Report of Independent Registered Public Accounting Firm

For the period from December 1, 2011 (commencement of trading operations)
through December 31, 2011

AAA Energy Opportunities Fund LLC

Affirmation of the Commodity Pool Operator

IN WITNESS WHEREOF, the undersigned has made and signed this document, and affirms that to the best of his knowledge and belief, the information contained on the attached statement is accurate and complete.

By:	/s/ Jerry Pascucci
President and Director
Sydling Futures Management LLC

AAA ENERGY OPPORTUNITIES FUND LLC

Financial Statements
with Report of Independent Registered Public Accounting Firm

For the period from December 1, 2011 (commencement of trading operations)
through December 31, 2011

Financial statements of Sydling AAA Master Fund LLC for the period ended December 31, 2011 are attached to these financial statements and are an integral part thereof.

Report of Independent Registered Public Accounting Firm

To the Members of

AAA Energy Opportunities Fund LLC

We have audited the accompanying statement of financial condition of AAA Energy Opportunities Fund LLC (the “Feeder Fund”) as of December 31, 2011, and the related statements of operations, changes in members’ capital and financial highlights for the period from December 1, 2011 (commencement of trading operations) through December 31, 2011. These financial statements are the responsibility of the Feeder Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Feeder Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Feeder Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AAA Energy Opportunities Fund LLC at December 31, 2011, and the results of its operations and changes in members’ capital for the period from December 1, 2011 (commencement of trading operations) through December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
New York, New York
March 27, 2012

A member firm of Ernst & Young Global Limited

1

AAA Energy Opportunities Fund LLC

Statement of Financial Condition

December 31, 2011

(Expressed in U.S. Dollars)

ASSETS

Investment in Sydling AAA Master Fund LLC, at fair value (cost $83,362,248)	$85,255,518
Cash (Note 3e)	35,187,553
Receivable from Sydling AAA Master Fund LLC	284,945
Total Assets	$120,728,016

LIABILITIES

Subscriptions received in advance (Note 3e)	$35,187,553
Accrued expenses:
Advisory fees (Note 4b)	142,364
Administrative fees (Notes 4a and 4c)	35,591
Professional fees and other expenses	106,990
Organizational costs (Note 5)	356,282
Total Liabilities	35,828,780

MEMBERS’ CAPITAL

Member Designee (25.000 units)	25,278
Special Member (314.323 units) (Note 4b)	317,818
Non-Managing Members (83,626.142 units)	84,556,140

Total Members’ Capital	84,899,236
Total Liabilities and Members’ Capital	$120,728,016
Members’ Capital per unit (based on 83,965.465 units)	$1,011.12

See accompanying notes to financial statements and attached financial statements of Sydling AAA Master Fund LLC

2

AAA Energy Opportunities Fund LLC

Statement of Income

For the period from December 1, 2011 (commencement of trading operations) through December 31, 2011

(Expressed in U.S. Dollars)

INVESTMENT INCOME

Interest allocated from Sydling AAA Master Fund LLC	$442

EXPENSES

Expenses allocated from Sydling AAA Master Fund LLC	465,391
Advisory fees (Note 4b)	142,364
Administrative fees (Notes 4a and 4c)	35,591
Professional fees and other expenses	117,500
Organizational costs (Note 5)	356,282
Total Expenses	1,117,128

NET INVESTMENT LOSS	(1,116,686)

TRADING RESULTS

Net realized gain/(loss) allocated from Sydling AAA Master Fund LLC	479,634
Net change in unrealized appreciation/(depreciation) allocated from Sydling AAA Master Fund LLC	1,885,146
Total Trading Results	2,364,780

Net income before incentive allocation to Special Member	1,248,094

Incentive allocation to Special Member (Note 4b)	317,818

Net income after incentive allocation to Special Member	930,276

Net income (loss) per unit	$11.12

See accompanying notes to financial statements and attached financial statements of Sydling AAA Master Fund LLC.

3

AAA Energy Opportunities Fund LLC

Statement of Changes in Members’ Capital

For the period from December 1, 2011 (commencement of trading operations) through December 31, 2011

(Expressed in U.S. Dollars)

	Non-Managing	Special	Member
	Members	Member	Designee	Total

Initial capital contributions, 83,626.142 Units of Non-Managing Member interest and the Member Designee’s contribution representing 25.000 units	$83,626,142	$—	$25,000	$83,651,142

Incentive allocation to the Special Member representing 314.323 unit equivalents (Note 4b)	—	317,818	—	317,818

Net Income	929,998	—	278	930,276

Member’s Capital at December 31, 2011	$84,556,140	$317,818	$25,278	$84,899,236

See accompanying notes to financial statements and attached financial statements of Sydling AAA Master Fund LLC.

4

AAA Energy Opportunities Fund LLC

Financial Highlights

For the period from December 1, 2011 (commencement of trading operations) through December 31, 2011

(Expressed in U.S. Dollars)

The following represents the ratios to average members’ capital and other supplemental information for the period indicated:

Period Ended
December 31, 2011
Per share operating performance:
Members’ capital per unit, beginning of period	$1,000.00
Income from investment operations:
Net investment loss and Incentive Allocation	(17.15)
Net realized and unrealized gain from investment activities	28.27
Total from investment operations	11.12
Members’ capital per unit, end of period	$1,011.12

Ratio/Supplemental Data:
Ratio of net investment loss to average members’ capital (a)	(1.32)%
Ratio of total expenses to average members’ capital before Incentive Allocation (a)	(1.32)%
Ratio of total expenses to average members’ capital after Incentive Allocation (a)	(1.69)%
Total return before Incentive Allocation (b)	1.47%
Incentive Allocation	(0.37)%
Total return after Incentive Allocation (b)	1.10%
Members’ capital at end of period	$84,899,236

The computation of ratios to average members’ capital and total return based on the amount of expenses and incentive allocation assessed to an individual investor’s capital may vary from these ratios and total return based on the timing of capital transactions.

(a)

The ratios to average members’ capital are calculated based on the net asset value per share for the period. The average members’ capital used in the above ratios are calculated by using members’ capital prior to year-end withdrawals.

(b)	Total return assumes a purchase of an interest in the Fund at the beginning of the period and a sale of the Fund interest on the last day of the period noted.

See accompanying notes to financial statements and attached financial statements of Sydling AAA Master Fund LLC.

5

AAA Energy Opportunities Fund LLC

Notes to Financial Statements

December 31, 2011

(Expressed in U.S. Dollars)

1.                                      Organization

AAA Energy Opportunities Fund LLC (the “Fund”) is a Delaware limited liability company formed on August 10, 2011.  Trading operations of the Fund commenced on December 1, 2011.  The Fund’s investment objective is to seek to achieve capital appreciation through speculative trading, directly or indirectly, in commodity interests generally including, commodity futures and commodity option contracts on United States exchanges and certain foreign exchanges and swaps.  The Fund intends to trade only energy and energy related products, as well as the Goldman Sachs Commodity Index (an index future comprised of energy and other products) traded on the Chicago Mercantile Exchange, but is authorized to trade commodity futures, swaps and options contracts of any kind.  The Fund invests substantially all of its assets in Sydling AAA Master Fund LLC (the “Master Fund”), also a Delaware limited liability company, that has the same investment objective as the Fund.  The financial statements of the Master Fund, including the condensed schedule of investments, are included elsewhere in this report and should be read with the Fund’s financial statements.  The percentage of the Master Fund’s capital owned by the Fund at December 31, 2011 was 100%.  The performance of the Fund is directly affected by the performance of the Master Fund.

The Fund is member-managed for purposes of Delaware law.  Pursuant to the limited liability company agreement of the Fund, as may be amended from time to time (the “LLC Agreement”), the members of the Fund have appointed Sydling Futures Management LLC (“Sydling”) to act as the Fund’s trading manager and commodity pool operator.  Sydling is registered as a commodity pool operator and a commodity trading advisor and is a member of the National Futures Association (“NFA”) effective August 10, 2011.  Sydling, a wholly owned subsidiary of UBS Alternatives LLC, was formed on August 10, 2011.  UBS Alternatives LLC is a wholly owned subsidiary of UBS Americas Inc. which ultimately is a subsidiary of UBS AG.

AAA Capital Management Advisors, Ltd. (“AAA” or the “Advisor”) has been selected as the trading advisor to the Fund and the Master Fund.  In addition, AAA is also a special member of the Fund.

BNY Mellon Investment Servicing (US) Inc. has been appointed as administrator (the “BNYM”) of the Fund.

The Fund privately and continually offers units of limited liability company interest in the Fund to qualified investors and are generally accepted monthly.  There is no maximum number of units that may be sold in the Fund.  Sydling may reject any subscription for any reason for a reasonable period of time after receipt.  Generally, units may be redeemed on the last day of any month with 10 days written notice provided that such units are held for three full months.  In general, the Fund will make payment for redeemed units within ten business days following the redemption date.

6

AAA Energy Opportunities Fund LLC

Notes to Financial Statements

December 31, 2011

(Expressed in U.S. Dollars)

2.                                      Recent Accounting Pronouncements

In May 2011, FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS, which amends the current guidance on fair value measurements to achieve common fair value measurement and disclosure requirements in accounting principles generally accepted in the United States (“U.S. GAAP”) and International Financial Reporting Standards (“IFRS”.)  The amended guidance clarifies that the concepts of highest and best use and valuation premise are relevant only for nonfinancial assets and are not relevant when measuring the fair value of financial assets and liabilities.  The amended guidance includes specific requirements for measuring fair value of those instruments, such as equity interests issued in consideration in a business combination.

The guidance also requires enhanced disclosures about fair value measurements including, for fair value measurements categorized within Level 3 of the fair value hierarchy, a quantitative disclosure of the unobservable inputs and assumptions used in the measurement and a description of the valuation processes used.

The amended guidance is effective for annual periods beginning after December 15, 2011.  As the impact is primarily limited to enhanced disclosures, the adoption of the guidance is not expected to have a material impact on the Fund’s financial statements.

3.                                      Significant Accounting Policies

a.                                      Use of Estimates

The preparation of financial statements and accompanying notes in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in members’ capital from operations during the reporting period.  Actual results could differ from those estimates.

b.                                      Statement of Cash Flows

The Fund is not required to provide a Statement of Cash Flows.

c.                                       Fair Value Measurements

The Fund values its investments at fair value, in accordance with U.S. GAAP, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

7

AAA Energy Opportunities Fund LLC

Notes to Financial Statements (continued)

December 31, 2011

(Expressed in U.S. Dollars)

3.                                      Significant Accounting Policies (continued)

c.                                       Fair Value Measurements (continued)

Various inputs are used in determining the fair value of the Fund’s investments which are summarized in the three broad levels listed below.

Level 1 — quoted prices (unadjusted) in active markets for identical securities.

Level 2 — other significant observable inputs (including quoted prices for similar securities, interest rates, prepayment spreads, credit risk, etc.)

Level 3 — significant unobservable inputs (including the Master Fund’s own assumptions and indicative non-binding broker quotes.)

Fair value measurement disclosure for each class of assets and liabilities requires greater disaggregation than the Fund’s line items in the Statement of Financial Condition.  The Fund determines the appropriate classes for those disclosures on the basis of the nature and risks of the assets and liabilities and their classification in the fair value hierarchy (i.e., Level 1, Level 2, and Level 3).

The Fund values investments in the Master Fund where there are no other rights or obligations inherent within the ownership interest held by the Fund based on the end of the day net asset value of the Master Fund (Level 2).  The value of the Fund’s investment in the Master Fund reflects its proportional interest in the Master Fund.  As of and for the period ended December 31, 2011, the Fund did not hold any derivative instruments that are based on unadjusted quoted prices in active markets for identical assets (Level 1) or priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3).

For disclosures regarding the Master Fund’s investments and fair value measurements, see Note 3, “Significant Accounting Policies”, on the attached Master Fund’s financial statements.

d.                                      Investment in Master Fund

The Fund records its investment in the Master Fund at fair value and is represented by the Fund’s proportionate interest in the members’ capital of the Master Fund at December 31, 2011.  Valuation of securities held by the Master Fund is discussed in the notes to the Master Fund’s financial statements.  The Fund records its pro rata share of the Master Fund’s income, expenses and realized and unrealized gains and losses.  The performance of the Fund is directly attributable to the performance of the Master Fund.  The Fund records its subscription and redemption of the capital account related to its investment in the Master Fund on the transaction date.   The Master Fund will adjust the capital account of the Fund.  Brokerage, clearing and transaction fees are incurred by the Master Fund and are reflected in the pro rata allocation received by the Fund from the Master Fund.

8

AAA Energy Opportunities Fund LLC

Notes to Financial Statements (continued)

December 31, 2011

(Expressed in U.S. Dollars)

3.                                      Significant Accounting Policies (continued)

e.                                       Subscriptions Received in Advance

Subscriptions received in advance represent amount paid by the non-managing members for a percentage ownership into the Fund which have not yet been added as members’ capital as of December 31, 2011. The amount paid is held as cash in the Fund’s escrow account and represents the cash on the Statement of Financial Condition.

f.                                        Income Taxes

The Fund is classified as a partnership for U.S. federal income tax purposes, and the Fund will not pay U.S. federal income tax.  As a result,  no  income  tax  liability  or  expense  has  been  recorded  in  the  financial  statements.

Management has analyzed the Master Fund’s tax positions for the open tax period and has concluded that no provision is required in the Master Fund’s financial statements.  The Master Fund recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax expense in the Statement of Income.  For the period ended December 31, 2011, the Master Fund did not incur any interest or penalties.

4.                                      Agreements

a.                                      Limited Liability Company Agreement

Sydling administers the business affairs of the Fund including selecting one or more advisors to make trading decisions for the Fund.  The Fund will pay Sydling a monthly administration fee in return for its services equal to 1/12 of 0.50% (0.50% per year) of month-end adjusted members’ capital of the Fund.  Month-end members’ capital, for the purpose of calculating administration fees are members’ capital, as defined in the Limited Liability Company Agreement, prior to the reduction of the current month’s incentive allocation accrual, the monthly advisory fee, Sydling’s administration fee and any redemptions or distributions as of the end of such month.

b.                                      Trading Advisory Agreement

Sydling, on behalf of the Fund, has entered into an advisory agreement (the “Advisory Agreement”) with the Advisor, a registered commodity trading advisor.  The Advisor is not affiliated with Sydling or UBS Securities LLC or its affiliates and is not responsible for the organization or operation of the Fund.  The Advisory Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Fund.  The Fund is obligated to pay the Advisor a monthly advisory

9

AAA Energy Opportunities Fund LLC

Notes to Financial Statements (continued)

December 31, 2011

(Expressed in U.S. Dollars)

4.                                      Agreements (continued)

b.             Trading Advisory Agreement (continued)

fee equal to 1/12 of 2% (2% per year) of month-end members’ capital of the Fund.  Month-end members’ capital, for the purpose of calculating advisory fees are members’ capital, as defined in the Limited Liability Company Agreement, prior to the reduction of the current month’s incentive allocation accrual, the monthly Advisory fee, Sydling’s administration fee and any redemptions or distributions as of the end of such month. The Advisory Agreement may be terminated upon notice by either party.

In addition, the Advisor is a special member of the Fund and receives a quarterly incentive allocation to its capital account in the Fund in the form of units of the Fund, the value of which shall be equal to 20% of New Trading Profits, as defined in the Advisory Agreement, earned on behalf of the Fund during each calendar quarter and are issued as special member units.  Pursuant to the Advisory Agreement, the first incentive allocation shall be made at March 31, 2012 and, therefore no units have been issued to the Advisor as of December 31, 2011 for the incentive allocation recorded during the period.  The amount of $317,818 represents the accrued allocation at December 31, 2011.

In allocating substantially all of the assets of the Fund to the Master Fund, Sydling considered the Advisor’s past performance, trading style, volatility of markets traded and fee requirements. Sydling may modify or terminate the allocation of assets to the Advisor at any time.

c.                                       Administration Agreement

Sydling, on behalf of the Fund, has entered into an administration agreement (the “Administration Agreement”) with the BNYM.  The BNYM will assist Sydling in performing certain day-to-day tasks on behalf of the Fund, including but not limited to, calculating daily or periodic portfolio valuations, reconciling cash and portfolio positions, providing portfolio reporting, maintaining books and records and calculating all fund fees.  Sydling will pay a portion of the administrative fee it receives from the Fund to the BNYM.

5.                                      Organization Costs

Organization costs of $356,282 relating to the issuance and marketing of the Fund’s Units offered were initially paid by UBS Financial Services Inc. (“UBSFSI”).  These costs have been recorded as organization costs in the Statement of Financial Condition and represent the amount due to UBSFSI.  These costs are being reimbursed to UBSFSI by the Fund in 24 monthly installments.  The monthly installments will reduce the members’ capital for the purpose of calculating administrative and advisory fees and the incentive allocation.

10

AAA Energy Opportunities Fund LLC

Notes to Financial Statements (continued)

December 31, 2011

(Expressed in U.S. Dollars)

5.                                      Organization Costs (continued)

The remaining liability due to UBSFSI will not reduce the net asset value per Unit (“NAV”) for any purpose other than financial reporting, including calculation of administrative and advisory fees, incentive allocation and the redemption/subscription value of Units.

6.                                     Subscriptions, Distributions and Redemptions

The Fund will offer units privately through its selling agent, UBSFSI.  The Fund may engage additional selling agents in the future, including selling agents affiliated or unaffiliated with Sydling.  The minimum initial subscription in the Fund is $25,000 (or $10,000 in the case of ERISA Plans).  The minimum additional investment for those who are current members and are qualified investors is $10,000.  The trading manager may, in its sole discretion, lower these amounts.  Subscriptions for units are made five business days prior to the end of a month and are made at the NAV on the first day of the following month.  The Trading Manager may reject any subscription for any reason for a reasonable period of time after receipt.

Distributions, if any, will be made at the sole discretion of Sydling.

Contingent upon 10 days’ prior notice to the Trading Manager, redemptions of the Fund’s units are made at the NAV as of the end of any month, provided that such units were held for three full months.  The units are classified as a liability when a member elects to redeem and informs the trading manager.  The Trading Manager may, in its sole discretion, modify the length of required notices or other restrictions.

7.                                      Subsequent Events

Management has evaluated the impact of all subsequent events on the Fund through the date of the filing.  Subsequent to year end additional subscriptions were received from the non-managing members totaling $66,170,650. Management has determined that there were no additional subsequent events requiring recognition or disclosure in the financial statements.

11

SYDLING AAA MASTER FUND LLC

Financial Statements
with Report of Independent Registered Public Accounting Firm

For the period from December 1, 2011 (commencement of trading operations)
through December 31, 2011

Sydling AAA Master Fund LLC

Affirmation of the Commodity Pool Operator

IN WITNESS WHEREOF, the undersigned has made and signed this document, and affirms that to the best of his knowledge and belief, the information contained on the attached statement is accurate and complete.

By:	/s/ Jerry Pascucci
President and Director
Sydling Futures Management LLC

SYDLING AAA MASTER FUND LLC

Financial Statements
with Report of Independent Registered Public Accounting Firm

For the period from December 1, 2011 (commencement of trading operations)
through December 31, 2011

Report of Independent Registered Public Accounting Firm

To the Members of

Sydling AAA Master Fund LLC

We have audited the accompanying statement of financial condition of Sydling AAA Master Fund LLC (the “Master Fund”), including the condensed schedule of investments, as of December 31, 2011, and the related statements of income, changes in member’s capital and financial highlights for the period from December 1, 2011 (commencement of trading operations) through December 31, 2011. These financial statements are the responsibility of the Master Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Master Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Master Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sydling AAA Master Fund LLC at December 31, 2011, and the results of its operations and changes in member’s capital for the period from December 1, 2011 (commencement of trading operations) through December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
New York, New York
March 27, 2012

A member firm of Ernst & Young Global Limited

Sydling AAA Master Fund LLC

Statement of Financial Condition

December 31, 2011

(Expressed in U.S. Dollars)

ASSETS

Options purchased, at fair value (premiums paid $26,351,391)	$24,802,824
Cash (including restricted cash of $2,863,553)	68,977,927
Net unrealized appreciation on open futures contracts	1,097,415
Interest receivable	442
Total Assets	$94,878,608

LIABILITIES AND MEMBER’S CAPITAL

Options written, at fair value (premiums received $11,231,844)	$8,895,546
Redemptions payable	284,945
Accrued expenses:
Brokerage commissions	250,254
Professional fees and other expenses	73,548
Organizational costs	118,797
Total Liabilities	9,623,090

MEMBER’S CAPITAL

Non-Managing Member	85,255,518
Total Member’s Capital	85,255,518
Total Liabilities and Member’s Capital	$94,878,608

The accompanying notes are an integral part of these financial statements.

Sydling AAA Master Fund LLC

Condensed Schedule of Investments

December 31, 2011

(Expressed in U.S. Dollars)

			Percent of
Number of			Member’s
Contracts		Fair Value	Capital
	FUTURE OPTIONS PURCHASED
3,056	ENERGY
	Call
782	NYMEX Crude Oil Mar 12 - Dec 14	$8,204,190	9.62%
363	Other	3,137,342	3.68%
	Total Call Options Purchased	11,341,532	13.30%
	Put
414	NYMEX Crude Oil Dec 13	4,339,850	5.09%
926	Other NYMEX Crude Oil	4,480,290	5.25%
	NYMEX Crude Oil Mar 12 - Dec 14	8,820,140	10.34%
571	Other	4,557,592	5.35%
	Total Put Options Purchased	13,377,732	15.69%
	Total Energy Options Purchased	24,719,264	28.99%
50	INDEX	83,560	0.10%
	TOTAL FUTURE OPTIONS PURCHASED (Premiums paid $26,351,391)	24,802,824	29.09%

	FUTURES OPTIONS WRITTEN
(3,510)	ENERGY
	Call
(1,495)	Other	(5,106,520)	(5.99)%
	Total Call Options Purchased	(5,106,520)	(5.99)%
	Put
(2,015)	Other	(3,776,876)	(4.43)%
	Total Put Options Purchased	(3,776,876)	(4.43)%
	Total Energy Options Purchased	(8,883,396)	(10.42)%
(3)	GRAINS	(11,475)	(0.01)%
(6)	INDEX	(675)	(0.00)%
	TOTAL FUTURE OPTIONS WRITTEN (Premiums received $11,231,844)	(8,895,546)	(10.43)%
	FUTURES CONTRACTS OWNED
1,693	ENERGY	(291,105)	(0.34)%
	TOTAL FUTURES CONTRACTS OWNED	(291,105)	(0.34)%
	FUTURES CONTRACTS SOLD
(1,486)	ENERGY	1,429,993	1.68%
(20)	GRAINS	(41,473)	(0.05)%
	TOTAL FUTURES CONTRACTS SOLD	1,388,520	1.63%
	TOTAL FUTURES CONTRACTS	1,097,415	1.29%
	TOTAL OPTIONS AND FUTURES	17,004,693	19.95%
	OTHER ASSETS IN EXCESS OF OTHER LIABILITIES	68,250,825	80.05%
	TOTAL MEMBER’S CAPITAL	$85,255,518	100.00%

Percentages shown represent a percentage of member’s capital as of December 31, 2011.

The accompanying notes are an integral part of these financial statements.

Sydling AAA Master Fund LLC

Statement of Income

For the period from December 1, 2011 (commencement of trading operations) through December 31, 2011

(Expressed in U.S. Dollars)

INVESTMENT INCOME

Interest income	$442
Total Investment Income	442

EXPENSES

Brokerage, clearing and transaction fees	281,094
Professional fees	65,500
Organizational expenses	118,797
Total Expenses	465,391
Net Investment Income/(Loss)	(464,949)

NET REALIZED AND UNREALIZED GAIN/(LOSS) FROM DERIVATIVE INSTRUMENTS

Net realized gain/(loss) from:
Options on futures	(511,969)
Futures	991,603
Net change in unrealized appreciation/(depreciation) on:
Options on futures	787,731
Futures	1,097,415
Net Realized and Unrealized Gain/(Loss) from Derivative Instruments	2,364,780
Net Income	$1,899,831

The accompanying notes are an integral part of these financial statements.

Sydling AAA Master Fund LLC

Statement of Changes in Member’s Capital

For the period from December 1, 2011 (commencement of trading operations) through December 31, 2011

(Expressed in U.S. Dollars)

INCREASE (DECREASE) IN MEMBER’S CAPITAL FROM OPERATIONS
Net investment income/(loss)	$(464,949)
Net realized gain/(loss) from derivative instruments	479,634
Net change in unrealized appreciation/(depreciation) on derivative instruments	1,885,146
Net Income	1,899,831

INCREASE (DECREASE) IN MEMBER’S CAPITAL FROM CAPITAL TRANSACTIONS

Subscriptions	83,651,142
Redemptions	(295,455)
Net Increase (Decrease) in Member’s Capital Derived from Capital Transactions	83,355,687
Net Increase (Decrease) in Member’s Capital	85,255,518
Member’s Capital at Beginning of Period	—
Member’s Capital at End of Period	$85,255,518

The accompanying notes are an integral part of these financial statements.

Sydling AAA Master Fund LLC

Financial Highlights

For the period from December 1, 2011 (commencement of trading operations) through December 31, 2011

(Expressed in U.S. Dollars)

The following represents the ratios to average member’s capital and other supplemental information for the period indicated:

Period Ended
December 31, 2011

Ratio/Supplemental Data:
Ratio of net investment income to average member’s capital (a)	(0.55)%
Ratio of total expenses to average member’s capital (a)	0.55%
Total return (b)	2.25%
Member’s capital at end of period	$85,255,518

Total return and the ratios to average member’s capital are calculated for investor’s capital taken as a whole.  An individual investor’s capital may vary from these ratios and total return based on the timing of capital transactions.

(a)

The ratios to average member’s capital are calculated based on the member’s capital value for the period. The average member’s capital used in the above ratios are calculated by using member’s capital prior to period-end withdrawals.

(b)	Total return assumes a purchase of an interest in the Master Fund at the beginning of the period and a sale of the Master Fund interest on the last day of the period noted.

The accompanying notes are an integral part of these financial statements.

Sydling AAA Master Fund LLC

Notes to Financial Statements

December 31, 2011

(Expressed in U.S. Dollars)

1.             Organization

Sydling AAA Master Fund LLC (the “Master Fund”) is a Delaware limited liability company formed on August 10, 2011.  Trading operations of the Master Fund commenced on December 1, 2011.  The Master Fund’s investment objective is to seek to achieve capital appreciation through speculative trading, directly or indirectly, in commodity interests generally including, commodity futures and commodity option contracts on United States exchanges and certain foreign exchanges and swaps.  The Master Fund intends to trade only energy and energy related products, as well as the Goldman Sachs Commodity Index (an index future comprised of energy and other products) traded on the Chicago Mercantile Exchange, but is authorized to trade commodity futures, swaps and options contracts of any kind.  The Master Fund also will engage in swap transactions involving crude oil and other energy related products.

The members of the Master Fund have appointed Sydling Futures Management LLC (“Sydling”) as the member designee (the “Member Designee”) to manage the business and affairs of the Master Fund and to act as the Master Fund’s commodity pool operator.  Sydling is registered as a commodity pool operator and a commodity trading advisor and is a member of the National Futures Association (“NFA”) effective August 10, 2011.  Sydling, a wholly owned subsidiary of UBS Alternatives LLC, was formed on August 10, 2011.  UBS Alternatives LLC is a wholly owned subsidiary of UBS Americas Inc. which ultimately is a subsidiary of UBS AG.

The Master Fund’s investors consist exclusively of capital owned by AAA Energy Opportunities Fund LLC (the “Feeder”).  The Feeder invests substantially all of its assets in the Master Fund.

AAA Capital Management Advisors, Ltd. (the “Advisor” or “AAA”) has been selected as the trading advisor to the Master Fund and the Feeder.

BNY Mellon Investment Servicing (US) Inc. has been appointed as Administrator (the “Administrator”) of the Master Fund.

UBS Securities LLC (“UBS”) is the commodity broker (the “Commodity Broker”) for the Master Fund.  UBS is also an affiliate of Sydling.

2.                                      Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued ASU 2011 04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S.

Sydling AAA Master Fund LLC

Notes to Financial Statements (continued)

December 31, 2011

(Expressed in U.S. Dollars)

2.                                      Recent Accounting Pronouncements (continued)

GAAP and IFRS, which amends the current guidance on fair value measurements to achieve common fair value measurement and disclosure requirements in accounting principles generally accepted in the United States (“U.S. GAAP”) and International Financial Reporting Standards (“IFRS”).  The amended guidance clarifies that the concepts of highest and best use and valuation premise are relevant only for nonfinancial assets and are not relevant when measuring the fair value of financial assets and liabilities.  The amended guidance includes specific requirements for measuring fair value of those instruments, such as equity interests issued in consideration in a business combination.

The guidance also requires enhanced disclosures about fair value measurements including, for fair value measurements categorized within Level 3 of the fair value hierarchy, a quantitative disclosure of the unobservable inputs and assumptions used in the measurement and a description of the valuation processes used.

The amended guidance is effective for annual and interim periods beginning after December 15, 2011.  As the impact is primarily limited to enhanced disclosures, the adoption of the guidance is not expected to have a material impact on the Master Fund’s financial statements.

3.                                      Significant Accounting Policies

a.                                      Use of Estimates

The preparation of financial statements and accompanying notes in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in member’s capital from operations during the reporting period.  Actual results could differ from those estimates.

b.                                      Statement of Cash Flows

The Master Fund is not required to provide a Statement of Cash Flows.

c.                                       Financial Instrument Valuation

The Master Fund values its investments at fair value, in accordance with U.S. GAAP, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Sydling AAA Master Fund LLC

Notes to Financial Statements (continued)

December 31, 2011

(Expressed in U.S. Dollars)

3.                                      Significant Accounting Policies (continued)

c.                                       Financial Instrument (continued)

Various inputs are used in determining the fair value of the Master Fund’s investments which are summarized in the three broad levels listed below.

Level 1—quoted prices (unadjusted) in active markets for identical assets.

Level 2—other significant observable inputs (including quoted prices for similar assets.)

Level 3—significant unobservable inputs (including the Master Fund’s own assumptions and indicative non-binding broker quotes.)

The Master Fund recognizes transfers into and out of the levels indicated above at the end of the reporting period.  During the period ended December 31, 2011, there were no transfers amongst Levels 1, 2 and 3 of the valuation hierarchy.

U.S. GAAP provides guidance in determining whether there has been a significant decrease in the volume and level of activity for an asset or liability when compared with normal market activity for such asset or liability (or similar assets or liabilities).  U.S. GAAP also provides guidance on identifying circumstances that indicate a transaction with regards to such an asset or liability is not orderly.  In its consideration, the Master Fund must consider inputs and valuation techniques used for each class of assets and liabilities.  Judgment is used to determine the appropriate classes of assets and liabilities for which disclosures about fair value measurements are provided.

Fair value measurement disclosure for each class of assets and liabilities requires greater disaggregation than the Master Fund’s line items in the Statement of Financial Condition.  The Master Fund determines the appropriate classes for those disclosures on the basis of the nature and risks of the assets and liabilities and their classification in the fair value hierarchy (i.e., Level 1, Level 2, and Level 3).

For assets and liabilities measured at fair value on a recurring basis during the period, the Master Fund provides quantitative disclosures about the fair value measurements separately for each class of assets and liabilities, as well as a reconciliation of beginning and ending balances of Level 3 assets and liabilities broken down by class.

The Master Fund considers prices for exchange-traded commodity futures, forwards and options contracts to be based on unadjusted quoted prices in active markets for identical assets (Level 1).  The values of non exchange-traded forwards, swaps and certain options contracts for which market quotations are not readily available are priced by broker-dealers who derive fair values for those

Sydling AAA Master Fund LLC

Notes to Financial Statements (continued)

December 31, 2011

(Expressed in U.S. Dollars)

3.                                      Significant Accounting Policies (continued)

c.                                       Financial Instrument (continued)

assets from observable inputs (Level 2).  As of and for the period ended December 31, 2011, the Master Fund did not hold any derivative instruments for which market quotations are not readily available and which are priced by broker-dealers who derive fair values for these assets from observable inputs (Level 2) or that are priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3).  The gross presentation of the fair value of the Master Fund’s derivatives by instrument type is shown in Note 6, “Trading Activities”.

The following is a summary of the Master Fund’s investments at fair value.  The inputs or methodology used for valuing derivative instruments are not necessarily an indication of the risk associated with investing in those derivative instruments.

ASSET TABLE

Description	Total Fair Value at December 31, 2011	Level 1	Level 2	Level 3
Future Options Purchased	$24,802,824	$24,802,824	$—	$—
Futures Contracts	$1,097,415	$1,097,415	$—	$—
Total Assets	$25,900,239	$25,900,239	$—	$—

LIABILITIES TABLE

Description	Total Fair Value at December 31, 2011	Level 1	Level 2	Level 3
Future Options Written	$(8,895,546)	$(8,895,546)	$—	$—
Total Liabilities	$(8,895,546)	$(8,895,546)	$—	$—

The Master Fund trades futures contracts and options on futures.  A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a derivable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or if the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash.  Payments (“variation margin”) may be made or received by the Master Fund each business day, depending on

Sydling AAA Master Fund LLC

Notes to Financial Statements (continued)

December 31, 2011

(Expressed in U.S. Dollars)

3.                                      Significant Accounting Policies (continued)

c.                                       Financial Instrument Valuation (continued)

the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master Fund.  When the contract is closed, the Master Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.  Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded.  Net realized gains (losses) and changes in net unrealized gains (losses) on futures contracts are included in the Statements of Income and Changes in Member’s Capital.

The Master Fund may purchase and write (sell), both exchange-listed and OTC options on commodities or financial instruments.  An option is a contract allowing, but not requiring, its holder to buy (call) or sell (put) a specific or standard commodity or financial instrument at a specified price during a specified time period.  The option premium is the total price paid or received for the option contract.  When the Master Fund writes an option, the premium received is recorded as a liability in the Statements of Financial Condition and marked to market daily.  When the Master Fund purchases an option, the premium paid is recorded as an asset in the Statement of Financial Condition and marked to market daily.  Realized gains (losses) and changes in unrealized gains (losses) on options contracts are included in the Statements of Income and Changes in Member’s Capital.

The fair value of the Master Fund’s assets and liabilities which qualify as financial instruments approximates the carrying amounts presented in the Statement of Financial Condition.

d.                                      Redemptions Payable

Pursuant to ASC Topic 480, Distinguishing Liabilities from Equity, capital withdrawals effective December 31, 2011 have been reflected as redemptions payable in the Statement of Financial Condition.

e.                                       Cash and Cash Equivalents

Cash represents cash held on deposit and in segregated accounts with UBS. The Master Fund considers all cash and short term deposits with original maturity of three months or less when purchased to be cash or cash equivalents. There are no cash equivalents held as at December 31, 2011. Cash includes cash margin held by UBS against open derivative positions.

Sydling AAA Master Fund LLC

Notes to Financial Statements (continued)

December 31, 2011

(Expressed in U.S. Dollars)

3.                                      Significant Accounting Policies (continued)

f.                                        Income and Expenses Recognition

All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated to the Feeder at the time of such determination.

g.                                      Master Fund Expenses

The Master Fund bears all expenses incurred in its business, including, but not limited to, the following: all costs and expenses related to portfolio transactions and positions for the Master Fund’s account; legal fees; accounting and auditing fees; custodial fees; costs of computing the Master Fund’s member’s capital value, including valuation services provided by third parties; registration expenses; organization costs; all costs with respect to communications to investors; and other types of expenses approved by the members.

h.                                      Member’s Capital Value

Member’s capital of the Master Fund is calculated by the Administrator as of the close of business at the end of any fiscal period in accordance with the valuation principles set forth below or as may be determined from time to time pursuant to policies established by the members.

Profits and losses from trading in the Master Fund, net of transaction fees, will be allocated pro rata to the capital account of the Feeder based on the member’s capital in the capital account compared to the aggregate member’s capital of all other capital accounts in the Master Fund.  The Master Fund’s expenses will be charged pro rata to the capital accounts of the Feeder.

i.                                         Income Taxes

The Master Fund is classified as a partnership for U.S. federal income tax purposes and will not pay U.S. federal income tax.  As a result, no income tax liability or expense has been recorded in the financial statements.

U.S. GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Master’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Master level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  Management has

Sydling AAA Master Fund LLC

Notes to Financial Statements (continued)

December 31, 2011

(Expressed in U.S. Dollars)

3.                                      Significant Accounting Policies (continued)

i.                                         Income Taxes (continued)

analyzed the Master Fund’s tax positions for the open tax period and has concluded that no provision is required in the Master Fund’s financial statements.  The Master Fund recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax expense in the Statement of Income.  For the period from December 1, 2011 (commencement of trading operations) through December 31, 2011, the Master Fund did not incur any interest or penalties.

4.                                      Agreements

a.                                      Limited Liability Company Agreement

The Member Designee administers the business affairs of the Master Fund including selecting one or more advisors to make trading decisions for the Master Fund.

b.                                      Trading Advisory Agreement

The Member Designee, on behalf of the Master Fund, has entered into an advisory agreement (the “Advisory Agreement”) with the Advisor, a registered commodity trading advisor.  The Advisor is not affiliated with the Member Designee or UBS and is not responsible for the organization or operation of the Master Fund.  The Advisory Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master Fund.  All advisory fees in connection with the Advisory Agreement shall be borne by the Feeder.  The Advisory Agreement may be terminated upon notice by either party.

c.                                       Customer Agreement

The Master Fund has entered into a customer agreement (the “Customer Agreement”) with UBS whereby UBS provides services which include, among other things, the execution of transactions for the Master Fund’s account in accordance with orders placed by the Advisor.

With respect to transactions in the Master Fund that are allocable to the Feeder, the Feeder will pay UBS a monthly brokerage fee equal to 3.5% per year of adjusted member’s capital allocated pro rata from the Master Fund.  In addition, the Feeder will pay or reimburse UBS its allocable share of all actual transaction fees (including floor brokerage, exchange, clearing, give-up, user and NFA fees) estimated at approximately 0.50% of member’s capital per year.

Sydling AAA Master Fund LLC

Notes to Financial Statements (continued)

December 31, 2011

(Expressed in U.S. Dollars)

4.                                      Agreements (continued)

c.                                       Customer Agreement (continued)

For the period ended December 31, 2011, the Master Fund incurred brokerage commissions and trading fees of $281,094, of which the brokerage commissions of $250,254 is payable and reflected on the Statement of Financial Condition as of December 31, 2011.

5.                                      Organization Costs

Organization costs of $118,797 relating to the formation of the Master Fund were initially paid by UBS Financial Services Inc., an affiliate of Sydling and a selling agent for the Feeder.  These costs have been recorded as organization costs in the Statement of Financial Condition.

6.                                      Trading Activities

The Master Fund was formed for the purpose of trading contacts in a variety of commodity interests, including derivative financial instruments and derivative commodity instruments.  The results of the Master Fund’s trading activities are shown in the Statement of Income.

The Customer Agreement between the Master Fund and UBS gives the Master Fund the legal right to net unrealized gains and losses on open futures contracts.  Futures contracts are executed on exchanges and are typically liquidated by entering into offsetting contracts.  The Master Fund nets, for financial reporting purposes, the unrealized gains and losses on open futures contracts on the Statement of Financial Condition.

All of the commodity interests owned by the Master Fund are held for trading purposes.  The average number of futures contracts traded for the period ended December 31, 2011, based on a monthly calculation, was 192.  The average number of options contracts traded for the period ended December 31, 2011, based on a monthly calculation, was 413.

The Master Fund is required to present enhanced information in order to provide users of financial statements with an improved degree of transparency and understanding of how and why an entity uses derivative instruments, how derivative instruments are accounted for, and how derivative instruments affect an entity’s financial position, results of operations and its cash flows.  In order to provide such information to financial statement users, the Master Fund provides qualitative disclosures about an entity’s associated risk exposures, quantitative disclosures about fair value amounts of derivative instruments and the gains and losses from derivative instruments.

Sydling AAA Master Fund LLC

Notes to Financial Statements (continued)

December 31, 2011

(Expressed in U.S. Dollars)

6.                                      Trading Activities (continued)

The following table indicated the gross fair values of derivative instruments of futures and options contracts as separate assets and liabilities as of December 31, 2011.

	December 31, 2011
ASSETS
Futures Contracts
Energy	$3,176,613
Total unrealized appreciation on open futures contracts	$3,176,613

LIABILITIES
Futures Contracts
Energy	$(2,037,725)
Grains	(41,473)
Total unrealized depreciation on open futures contracts	$(2,079,198)

Net unrealized appreciation on open futures contracts	$1,097,415	*

ASSETS
Options Purchased
Energy	$24,719,264
Index	83,560
Options Purchased	$24,802,824	**

LIABILITIES
Options Written
Energy	$(8,883,396)
Grains	(11,475)
Index	(675)
Options Written	$(8,895,546	)***

 * This amount is in “Net unrealized appreciation on open futures contracts” on the Statement of Financial Condition.

**  This amount is in “Options purchased, at fair value” on the Statement of Financial Condition.

***This amount is in “Options written, at fair value” on the Statement of Financial Condition.

Sydling AAA Master Fund LLC

Notes to Financial Statements (continued)

December 31, 2011

(Expressed in U.S. Dollars)

6.                                      Trading Activities (continued)

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the period ended December 31, 2011.

	For the period ended
	December 31, 2011
Sector	Gain (loss) from trading
Energy	2,416,431
Grains	(46,873)
Index	(4,778)
	$2,364,780	****

**** This amount is in “Net Realized and Unrealized Gain/(Loss) from Derivative Instruments” on the Statement of Income.

The volume of activity of futures options that are presented in the Condensed Schedule of Investments is consistent with the derivative activity during the period from December 1, 2011 through December 31, 2011.

7.                                      Financial Instruments Risks

In the normal course of business, the Master Fund, is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include futures, options and swaps, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, or to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange or over-the-counter (“OTC”). Exchange-traded instruments are standardized and include futures and certain options contracts. OTC contracts are negotiated between contracting parties and include forwards and certain options. Specific market movements of commodities or futures contracts underlying an option cannot accurately be predicted. The purchaser of an option may lose the entire premium paid for the option. The writer, or seller, of an option has unlimited risk. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Sydling AAA Master Fund LLC

Notes to Financial Statements (continued)

December 31, 2011

(Expressed in U.S. Dollars)

7.                                      Financial Instruments Risk (continued)

The risk to the limited partners that have purchased interests in the Master Fund is limited to the amount of their capital contributions to the Master Fund and their share of the Master Fund’s assets and undistributed profits. This limited liability is a consequence of the organization of the Master Fund as a limited liability company under applicable law.

Market risk is the potential for changes in the value of the financial instruments traded by the Master Fund due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master Fund is exposed to a market risk equal to the value of futures contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master Fund’s risk of loss in the event of a counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and not represented by the contract or notional amounts of the instruments. The Master Fund has credit risk and concentration risk as the sole counterparty or broker with respect to the Master Fund’s assets is UBS or a UBS affiliate. Credit risk with respect to exchange-traded instruments is reduced to the extent that through UBS, the Master Fund’s counterparty is an exchange or clearing organization. Futures contracts are conducted through regulated exchanges which have margin requirements, and are settled in cash on a daily basis, thereby minimizing credit risk.

The Advisor will concentrate the Master Fund’s trading in energy related markets. Concentration in a limited number of commodity interests may subject the Master Fund’s account to greater volatility than if a more diversified portfolio of contracts were traded on behalf of the Master Fund.

As both a buyer and seller of options, the Master Fund pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option. Written options expose the Master Fund to potentially unlimited liability; for purchased options the risk of loss is limited to the premiums paid. Certain written put options permit cash settlement and do not require the option holder to own the reference asset. The Master Fund does not consider these contracts to be guarantees.

8.                                      Subsequent Events

Management has evaluated the impact of all subsequent events on the Master Fund through the date of the filing.  Subsequent to year end additional subscriptions were received from the Feeder totaling $101,358,203. Management has determined that there were no additional subsequent events requiring recognition or disclosure in the financial statements.